Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS OPERATING INCOME AND INCREASED SALES

FOR SECOND QUARTER 2019

LITTLE ELM, Texas, August 15, 2019—Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $329 thousand in the second quarter of 2019, compared to an operating loss for the same period last year of $939 thousand, and that overall unit sales for the second quarter of 2019 increased 31.3% over same period in the prior year.

Retractable also reports the following results of operations for the three and six months ended June 30, 2019 and 2018, respectively.

Comparison of Three Months Ended June 30, 2019 and June 30, 2018

Domestic sales accounted for 83.2% and 84.6% of the revenues, excluding product licensing fees, for the three months ended June 30, 2019 and 2018, respectively.  Domestic revenues increased 24.2% principally due to the increase in units sold.  Domestic unit sales increased 30.1%.  Domestic unit sales were 78.7% of total unit sales for the three months ended June 30, 2019.  International revenue and unit sales increased 36.9% and 35.8%, respectively, due to increased demand.  International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders.  Overall unit sales increased 31.3%.

The Cost of manufactured product increased by 21.4% principally due to higher volume sales.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 36.4% due to increased gross sales and product licensing fees.  The Company recognized $163 thousand in product licensing fees in the second quarter of 2019.  Such licensing fees are subject to a 50% royalty to Mr. Shaw under the terms of his Technology License Agreement.

Gross profit increased 41.7% primarily due to higher net revenues.

Operating expenses decreased 13.4%.  The decrease was due to cost cutting measures implemented in the fourth quarter of 2018.  The cost cutting measures included a decrease in payroll costs initiated in November of 2018, as well as a reduction in legal expenses.

Operating income was $329 thousand compared to an operating loss for the same period last year of $939 thousand due primarily to higher net revenues and lower operating expenses.

Interest and other income increased $75 thousand for the quarter ended June 30, 2019 compared to the same period last year due to the recognition of unrealized gains on investments and accrued interest on deposits.

Comparison of Six Months Ended June 30, 2019 and June 30, 2018

Domestic sales accounted for 80.5% and 85.3% of the revenues, excluding product licensing fees, for the six months ended June 30, 2019 and 2018, respectively.  Domestic revenues increased 8.3% principally due to an increase in units sold.  Domestic unit sales increased 15.7%.  Domestic unit sales were 74.6% of total unit sales for the six months ended June 30, 2019.  International revenue and unit sales increased 51.2% and 40.6%, respectively, due to increased demand.  International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders.  Overall unit sales increased 21.2%.

The Cost of manufactured product increased by 18.0% principally due to an increase in units sold.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense increased 21.4% due to increased gross sales and product licensing fees.  The Company recognized $163 thousand in product licensing fees in the first six months of 2019.  Such licensing fees are subject to a 50% royalty to Mr. Shaw under the terms of his Technology License Agreement.

Gross profit increased 10.0% primarily due to higher net revenues.

Operating expenses decreased 12.5%.  The decrease was due to cost cutting measures implemented in the fourth quarter of 2018.  The cost cutting measures included a decrease in payroll costs initiated in November of 2018, as well as a reduction in legal expenses.

Operating income was $154 thousand compared to an operating loss for the same period last year of $1.1 million due primarily to higher net revenues and lower operating expenses.

Interest and other income for the first six months of 2019 increased $139 thousand over the first six months of 2018.  This is a result of the increase in the unrealized value of investments and accrued interest on deposits.

Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-Q filed on August 14, 2019 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable’s current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: potential tariffs, Retractable’s ability to maintain liquidity; Retractable’s maintenance of patent protection; Retractable’s ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable’s ability to quickly increase capacity in response to an increase in demand; Retractable’s ability to access the market; Retractable’s ability to maintain or lower production costs; Retractable’s ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer